Exhibit 14.1

DIAMOND S SHIPPING INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(ADOPTED EFFECTIVE AS OF NOVEMBER 10, 2020)
Purpose
Diamond S Shipping Inc. and its subsidiary companies (collectively, the “Company”) has a commitment to ethical behavior and to operations within the letter and spirit of the law.  This Code of Business Conduct and Ethics (the “Code”) applies to the Company’s employees, officers and directors as well as the Company’s agents, representatives and consultants, wherever located (each a “Covered Party” and collectively “Covered Parties.”)
The Company recognizes that it is not possible to document a code of business conduct that will define the proper conduct for every situation that may arise.  As a general policy, however, the pervasive theme of the Company and its Covered Parties must be one of honesty and integrity.  This Code provides a set of basic principles to guide Covered Parties regarding the minimum requirements expected of them.  In addition to this Code, Covered Parties are required to comply with the policies and procedures established by the Company’s human resources department.
The Company’s Board of Directors and the Company’s management has designated Anoushka Kachelo, the Company’s General Counsel, as the Compliance Officer for administration of the Code.  The Compliance Officer can be reached at (203) 252 7644 or at akachelo@diamondsshipping.com.  Any changes to the Compliance Officer or contact information will be updated via the Company’s intranet.  Only conduct that is in compliance with this Code and intended to advance the business interests of the Company is within a Covered Party’s scope of employment.  It is important that you study the Code carefully.  If you have any questions about the Code, please direct them to the Compliance Officer.
Taking action to anticipate and prevent problems is part of our Company’s culture.  If you observe possible conduct in violation of the Code you should report your concerns by following the procedures set forth in the Company’s whistleblower policy (the “Whistleblower Policy”).  If you report, in good faith, you should not be concerned about retaliation from others.  Any Covered Parties involved in retaliation will be subject to disciplinary action.  Failure to abide by these guidelines will lead to disciplinary actions, including dismissal where appropriate.
I.	Compliance with Laws
We have a long-standing commitment to conduct our business in compliance with applicable laws, rules and regulations of the jurisdictions in which we operate.  This helps ensure our reputation.  Every Covered Party will be asked annually to confirm his or her commitment to abiding by this Code.

II.	Conflicts of Interest
Every Covered Party  must deal with suppliers, customers and other persons doing or seeking to do business with the Company in a manner that excludes consideration of personal advantage.  A “conflict of interest” exists when a person’s personal interests interfere in any way with the interests of the Company.
Specific policies include, but are not limited to:
1.
Other Employment.  Unless otherwise authorized by the Company, each Covered Party must devote all of his/her business time to the Company and not engage in any other business activity without the prior written consent of the Company’s human resources officer who is currently Anoushka Kachelo, the Company’s General Counsel, at  akachelo@diamondsshipping.com or by telephone at (203) 252 7644.

2.
Corporate Opportunities.  Covered Parties owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Covered Parties are prohibited (without the consent of the Board of Directors, in the case of directors and executive officers, or the consent of one of the Company’s executive officers, in the case of all other Covered Parties) from taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position, using corporate property, information or their position for personal gain and competing with the Company.  Covered Parties should disclose any potential conflicts of interest to the Compliance Officer, who will advise whether or not the Company believes a conflict of interest exists.  A Covered Party should also disclose potential conflicts of interest involving the Covered Party’s spouse, siblings, parents, in-laws, children, and members of the Covered Party’s household.

3.
Protection and Proper Use of Company Assets.  Collectively, Covered Parties have a responsibility for safeguarding and making proper use of the Company’s property.  This applies to tangible assets (such as office equipment, telephones, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Each of us also has an obligation to prevent the Company’s property from loss, misuse, theft, or damage.  Any situations that could lead to the theft, loss, misuse or damage of Company property should be reported immediately to the security department, to your supervisor or manager, or in accordance with the Whistleblower Policy.

III.	Anti-Bribery and Corruption
1.
Policy. The Company’s policy is to observe the highest standards of ethical conduct and to comply fully with all laws and regulations that may be applicable to its business, including anti-bribery and corruption legislation such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”) and the UK Bribery Act (“BA”).   The Company’s business should be awarded solely on the basis of price, quality, services and suitability to the Company’s needs. As a result, the Company prohibits any bribery or corruption in the conduct of its business. The Company has identified the basic requirements and restrictions that such anti-bribery legislation imposes on the Company, and hereto memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of anti-bribery legislation in the conduct of its activities.

2.
Scope, Definitions and Implications. Compliance with anti-bribery legislation is an ongoing responsibility for each Covered Party. No Covered Party shall have authority to engage in conduct or activities that do not conform with this policy, or to authorize, direct, approve, or condone such conduct by any other Covered Party. To ensure the Company’s compliance with applicable laws, it is imperative that all Covered Parties understand what anti-bribery and corruption legislation mandates and forbids.

“corruption” is the abuse of public or private office for personal gain.
“bribery” is an inducement or reward of anything of value offered, promised or provided in order to gain any commercial, contractual, regulatory or personal advantage through ‘improper performance’. The bribe may be requested or accepted as a reward for or as an inducement to act or perform improperly in relation to conducting business with the Company.
“improper performance” happens when a person fails to act in good faith, impartially, or in accordance with a position of trust.
There is no minimum monetary threshold that defines a bribe; ‘anything of value’ includes both monetary and non-monetary payments, such as gifts, stock interests, contractual rights, real estate, debt forgiveness, personal property, product or service discounts, loans, meals, entertainment, travel expenditures, political and charitable contributions, and other interests arising from business relationships.
There is no need for a bribe to be accepted or, if accepted, to successfully achieve its intended purpose for the bribe to be viewed as a violation of law; the offering of a bribe is enough to constitute a criminal  offense. The Company can also be liable for bribes paid on its behalf by third parties.
3.
Enforcement and Penalties. Anti-bribery legislation provides for both criminal and civil enforcement. The U.S. Department of Justice and the Securities and Exchange Commission (“SEC”) have the responsibility of enforcing the FCPA and have the power to seek penalties for violations, including injunctions, the imposition of criminal fines or civil penalties on both the individual involved as well as the Company, and could also suspend or revoke the Company’s privileges to conduct business with government agencies. In the event of a ‘willful’ violation any penalties could be significantly more onerous. The Company cannot and will not indemnify or pay criminal penalties imposed on Covered Parties. Breaches of the BA also carry severe penalties. A Covered Party could be imprisoned for a period of years, disqualified from acting as a director and face significant monetary fines. Such fines will not be paid by the Company. In addition, the Company could face significant fines, lose the ability to trade in certain jurisdictions, lose business, face legal action by competitors, litigation and substantial investigation expenses. The Company could also suffer damage to its corporate reputation.

The Company accordingly views any actual or attempted act of corruption or bribery (including non-approved facilitation payments, see Section 7) very seriously.  A breach of this policy may result in disciplinary action, including immediate termination of the Covered Party’s employment.  Where a case is referred to a law enforcement agency or any internal investigation is required, the Company expects the Covered Party to fully cooperate with any internal investigation.  The Company will cooperate fully with any criminal investigation, which could lead to Covered Parties being prosecuted and/or penalties being imposed upon them.
4.
Primary Areas of Risk – ‘Red Flags’. In light of the severe consequences of bribery or corruption violations, it is imperative that all Covered Parties remain alert and cognizant of red flags that may provide advance warning of potential violations.  Such red flags may include, but are not limited to:

•	inflated or unusually large commissions or bonus payments;
•	requests for inexplicably large payments in cash or in bearer instruments;
•	payments through a third party or to an account in an offshore or unrelated third country;
•
requests that payments be made to an unknown third party, be split among multiple accounts, be made to an account other than where the third party or agent is located or business is to be performed or any unusual financial arrangement;

•	false invoices or over-invoicing for company or related services;
•	lack of transparency in expenses of accounting records;
•	a third party whose qualifications include personal relationships with public officials;
•	a third party’s apparent lack of qualifications or resources to perform services offered;
•	a third party who relies heavily on political or governmental contracts instead of technical skills or time invested;
•
any refusal or hesitancy by a third party to enter into a written agreement containing representations and warranties to refrain from violations of the anti-bribery legislation or a refusal by any such party to explain or account for expenditure of company funds entrusted to them;

•	inadequate oversight over subsidiaries or personnel in any country;
•	a history or pattern of systemic corruption in a country;
•	a public official recommending that the Company hire a specific third party;
•	upon checking references, finding that a potential third party has an unsavory reputation, a criminal record or is not well known in the industry; or
•	repeated use of a third party for business without any reasonable justification for such repeated appointment.

5.	Special Requirements When Dealing with Public Officials. For purposes of anti-bribery legislation, Public Officials include any:
•	official, employee or agent of a government, department or agency;
•	official, employee or agent of a government-owned or controlled entity, business, or instrumentality (such as a doctor in a state controlled hospital);
•	political party;
•	political party official;
•	candidate for political office;
•	employee or agent of a public international organization (such as the United Nations or World Bank);
•	anyone acting on behalf of these officials; or
•	an individual holding a legislative, administrative or judicial position.
Greater care must be taken in dealings with both high level and low level public officials in any country.  In many countries, it is common for governments to own or operate business enterprises, either in whole or in partnership with a private entity. Anti-bribery legislation does not prohibit legitimate business dealings with Public Officials, however such relationships must be formed, maintained and monitored with particular attention to this policy.
Under no circumstances shall a Covered Party of the Company offer, promise, authorize, or make improper payment of anything of value to, or otherwise confer any illicit benefit upon, a Public Official, directly or indirectly, to (i) obtain or retain business; (ii) secure an improper advantage; (iii) direct business to anyone; or (iv) otherwise induce the Public Official to influence any act or decision of such government.  Moreover, Covered Parties are duty bound to adhere to ethical business practices that exceed the legal requirements of anti-bribery legislation by exercising prudent judgement and caution at all times to refrain from making any payments or otherwise conferring any benefits on any Public Official that potentially could create even an appearance of impropriety.
6.
Gifts, Entertainment and Travel Expenses. Covered Parties are permitted to pay business expenses of, or give gifts to third parties on behalf of, the Company only if they are reasonable, legal, customary, not frequent or lavish and permitted under the Company’s policies and procedures, including this policy and, where applicable, only where appropriate approvals have been obtained in advance.

The chart below sets out our approval and reporting requirements. Where shown, you must obtain the appropriate approval before giving or receiving gifts or entertainment, including paying for any ‘hosting expenses’ of Public Officials, including state company delegations. Pre-approval from the Compliance Officer is therefore required for any gifts, entertainment, payments, or anything of value to a Public Official, regardless of the monetary amount. Where required, you must accurately record gift and entertainment you give or receive in the Company Gifts and Entertainment Register maintained by the Compliance Officer.
Gift Value	Entertainment Value (including meals)*	Approval Requirements	Recording Requirements
$100 or less (except to/from a Public Official)	Officers of the Company and above: $500 or less (except to/from a Public Official) All other Covered Persons: $250 or less (except to/from a Public Official)	No approval required	No recording requirement
above $100 and less than or equal to $250 (except to/from a Public Official)
Officers of the Company and above: above $500 and less than or equal to $1000 (except to/from a Public Official)
All other Covered Persons: above $250 and less than or equal to $1000 (except to/from a Public Official)
		Supervisor approval required. CEO and Non-Executive Directors may self-approve	Must be recorded in the Gifts and Entertainment Register
Over $250 (except to/from a Public Official)	Over $1000 (except to/from a Public Official)	Supervisor and Compliance Officer approval required. CEO and Non- Executive Directors may self-approve	Must be recorded in the Gifts and Entertainment Register
Any gift to/from a Public Official	Any entertainment to/from a Public Official	Pre-approval from the Compliance Officer	Must be recorded in the Gifts and Entertainment Register

*For meals/ entertainment that you host for others, use the total value of meals/ entertainment at a single event (for example, if you entertain a number of people from the same organization at a specific event, the value is the total amount you spend on the total number of guests’ entertainment). For meals/entertainment you receive from others, include only the value of the meals/entertainment you personally receive (including the value of meals/entertainment that your partner or other non-Company employed family member receives, if applicable).

In all cases, the payment of such business expenses and the giving or receiving of gifts should be directly related to the promotion of the Company’s business and free from purpose, effect or appearance of causing the recipient to do business with the Company, abusing their position or creating a feeling of obligation, or compromising the judgement of the recipient or influencing the recipient to do or not do something in favor of the Company or a Covered Party.
Covered Parties must immediately return any gift of cash or cash equivalent that is received from a third party and notify the Compliance Officer that this has happened.
Covered Parties should contact the Compliance Officer if there is any question, uncertainty or concern regarding whether:
•	the business expense or gift is reasonable;
•	the business expense or gift is legal in the relevant country;
•	the business expense or gift is customary;
•	refusing or returning the gift or refusing entertainment may be impractical, insulting or harmful;
•	the business expense or gift is permitted under this policy; or
•	the business expense or gift is permitted under the rules of the other party’s employer or is legal under the laws of that party’s country.
7.
Facilitation Payments. Covered Parties are prohibited from making facilitation payments, without prior pre-approval from the Compliance Officer. Facilitation payments are payments that may be requested by Public Officials to speed up routine government action where the Public Official does not exercise any discretion, such as processing licenses, permits or other official documents; or, processing government paperwork such as visas and work orders.

Although it may be customary or culturally acceptable for Public Officials in some countries to request Facilitation Payments, this does not mean that such payments are legal or legitimate. If a Covered Party believes that there is a need to pay a legal facilitation payment, they must first obtain pre-approval in writing from the Compliance Officer. While Facilitation Payments and bribes are generally prohibited by this policy, you are not expected to place your life or liberty at risk. If a Covered Party is in a situation where the only reasonable recourse is to pay and there is no opportunity to contact the Compliance Officer in advance, make the payment and report the amount and circumstances immediately upon reaching safety.

8.
Willful Blindness and Ignorance of the Law is not an Excuse. Under anti-bribery legislation, ‘knowledge’ is not limited to actual knowledge of particular facts, circumstances or events. Rather a person is deemed to ‘know’ about an improper payment or other violation of anti-bribery legislation if they are merely aware of the probability of its existence. In other words, even if you do not ‘know’ about activities that violate anti-bribery legislation, such knowledge may be imputed to you and the Company if you take steps to deliberately insulate yourself from, or consciously disregard, suspicious actions or circumstances (for example, see the red flags). In short, willful blindness is no defense to an accusation of bribery or corruption. Such conscious disregard of suspicious activity that merits further inquiry and scrutiny may result in the imposition of criminal and/or civil liability on both the Company and individual Covered Parties. Accordingly, willful blindness under such circumstances is strictly forbidden by this policy.

9.	Third-Party Representatives. The Company can be held liable for violations of anti-bribery legislation by third parties acting on its behalf.
Therefore, great care should be taken in the selection and retention of third party representatives. Covered Parties  must never engage a third party to act on the Company’s behalf if you know or suspect that the person may use or offer all or a portion of the payment directly or indirectly as a bribe or to induce corruption or improper performance. Conducting appropriate pre-retention due diligence of agents, consultants, and business parties is crucial to ensuring that the Company reduces or eliminates the engagement of third parties who may engage in bribery violations while acting on the Company’s behalf. Appropriate diligence should be based upon risks posed by the nature of their business, the industry in question, where they operate and the services being provided.  Covered Parties must ensure that either they and/or the appropriate Covered Party carries out such diligence checks and documents all steps and any mitigation of identified ‘red flags’. Retention of all third parties must be pursuant to written contract and never exclusively oral. All paperwork and records that document any due diligence checks and any written confirmation or agreement of engagement must be retained for six years or such other period as instructed by the General Counsel.
IV.	Political Contributions
Election laws generally prohibit political contributions by corporations to candidates.  Many local laws also prohibit corporate contributions to local political campaigns.  In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices.  Contributions to political campaigns must not be, or appear to be, made with or reimbursed by Company funds or resources.  Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones and fax machines.

Covered Parties who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends.  Additionally, Covered Parties must obtain advance approval from the Compliance Officer to ensure that there are no conflicts of interest with Company business prior to running for political office and hiring outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making (including grassroots lobbying contacts).
Covered Parties may make personal political contributions out of their own funds directly to candidates or to political action committees as they see fit in accordance with all applicable laws.
V.	Proper Accounting and Document Retention
Covered Parties are responsible for maintaining all records in accordance with all applicable laws/accounting principles.  We are committed to recording information accurately and truthfully.
Our specific policies include:
1.
All books and records of the Company must reflect in reasonable time the transactions and events and conform both to legal requirements and accounting principles and also to the Company’s system of internal accounting.

2.	No unrecorded funds or assets of the Company may be established or maintained.
3.	No false or misleading entries in the books and records of the Company may be made regardless of whether reporting is required by law.
4.
Covered Parties of the Company that are responsible to use their best effort so that financial or accounting matters are properly reported in reports required to be filed by the Company with the SEC and other regulatory authorities.

5.
No payment on behalf of the Company will be approved without reasonable supporting documentation, and no payment will be made with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

6.	Documents may only be destroyed in compliance with Company document retention and destruction policies.

VI.	Dealing with Auditors
No Covered Party may (1) knowingly make a false or misleading statement to any internal auditor or to any independent accountant, nor may any Covered Party conceal or fail to reveal any information necessary to make the statements to such auditor or investigator not false or misleading or (2) take any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the performance of an audit of the financial statements of the Company.
VII.	Use and Disclosure of Confidential Information
Information is one of our most valuable corporate assets, and open and effective dissemination of information is critical to our success.  However, much of our Company’s business information is confidential or proprietary.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or our customers, if disclosed.  It is also our Company’s policy that all Covered Parties must treat what they learn on the job as confidential information.
Covered Parties are prohibited, except as required by law or legal process or as specifically authorized by the Compliance Officer, from:
1.	During the term of their employment and thereafter, disclosing, directly or indirectly, to anyone outside the Company, confidential information. Examples of confidential information include:
•	Financial data (operating results, capital plans and expenditures, budget, etc.);
•	Business plans and strategies;
•	Customer and supplier information and identity of outside consultants;
•	Confidential information obtained during the course of employment about another company, joint venture, supplier or other person;
•	Marketing plans and research;
•	Advertising plans and research; and
•	Organization charts, grade and salary data, and policy and procedure manuals.
2.	During the term of their employment and thereafter, selling confidential or personal information about our customers or Covered Parties or sharing such information with any third party.
3.	Following their employment, using, directly or indirectly, any confidential information concerning the Company.

Covered Parties should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel could see it, whether at work, at home, in public places or elsewhere.  Situations that could result in inadvertent disclosure of such information include discussing confidential information in public (for example, in restaurants, elevators or airplanes), talking about confidential information on mobile phones, working with sensitive information in public using laptop computers and transmitting confidential information via fax.  Within the workplace, do not assume that all Covered Parties or other personnel are permitted to or should see confidential information.
VIII.	Trading in Company Securities
The Company has explicit policies regarding trading in Company securities, so-called “tipping” and related matters.  These policies can be found in the Company’s Insider Trading Policy.
IX.	Employment Practices
To compete successfully, the Company must be a place where talent prevails and where people are free to perform to their highest potential.
Basing employment and advancement on anything other than a person’s ability and performance is not permitted.  We are firmly committed to providing equal employment opportunities to all individuals and do not tolerate unlawful discrimination or harassment of any kind.  We do not discriminate against job applicants or Covered Parties because of race, religion, color, national origin, gender, age, marital status, sexual orientation, veteran status, handicap, disability or any other characteristic protected by local, state or federal law.  We will also not tolerate behavior that fosters an environment of harassment or “jokes” based on a person’s sex, physical characteristics or cultural differences.  We demand the same from our suppliers and vendors.  These policies apply to both applicants and Covered Parties and in all phases of employment, including recruiting, hiring, placement, training and development, transfer, promotion, demotion, performance reviews, compensation and benefits, and separation from employment.
Harassment can take many forms and includes sexual harassment and unwelcome conduct, threats or bullying, name calling, negative stereotyping, unwelcome physical contact, offensive gestures or damaging the physical property of others.  The Company is committed to preventing workplace violence and maintaining a safe work environment.  We have no tolerance for workplace violence.
All levels of supervision are responsible for monitoring and complying with the Company’s policies and procedures for handling Covered Party complaints concerning harassment or other forms of unlawful discrimination.  Covered Parties who have experienced conduct they believe is contrary to the Company’s anti-discrimination/harassment policies have a legal right to take advantage of the reporting procedures contained within the Whistleblower Policy.  A Covered Party’s failure to exercise rights under the Whistleblower Policy could affect his or her right to pursue legal action.  Because employment-related laws are complex and vary from state to state and country to country, supervisors should obtain the advice of the Company’s human resources or of the Compliance Officer in advance whenever there is any doubt as to the lawfulness of any proposed action or inaction.

X.	Antitrust
The Company believes that the welfare of consumers is best served by economic competition.  Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate.
Covered Parties involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws.  Because these laws are complex and can vary from one jurisdiction to another, Covered Parties should seek the advice of the Compliance Officer when questions arise.
XI.	Honest and Fair Dealing
It is the Company’s policy to conduct its business at all times in a fair and honest manner in accordance with the highest ethical standards. Covered Parties must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and their employees. Covered Parties must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation (including by omission) of material facts, or any other unfair-dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.
XII.	Occupational Safety and Health
The Company is committed to providing a safe workplace for all Covered Parties. In addition, laws and regulations impose responsibility on the Company to prevent certain safety and health hazards. By reason of law and policy, and to protect their own safety and the safety of other Covered Parties, Covered Parties are required to carefully follow all Company safety instructions and procedures.
XIII.	Reporting Illegal or Unethical Behavior; Compliance Procedures
Covered Parties are expected to be sensitive to and respectful of the concerns, values and preferences of others.  If you see or hear about a violation of this Code, you need to promptly report it to your supervisor or the Compliance Officer, in each case in accordance with the procedures set forth in the Whistleblower Policy.

Speaking to the right people is one of your first steps to understanding and resolving what are often difficult questions.  As a general matter, if you have any questions or concerns about compliance with this Code or you are just unsure of what the right thing is to do, you are encouraged to speak with your supervisor, manager or other appropriate persons within the Company.  If you do not feel comfortable talking to any of these persons for any reason, you should call or write the Compliance Officer at the following address:

Anoushka Kachelo
Diamond S Shipping Inc.
33 Benedict Place
Greenwich, Connecticut 06830
(203) 252 7644
akachelo@diamondsshipping.com

Reports of violations of this Code, violations of Company policy, misconduct, or any other business misconduct may also be made through the Company’s compliance hotline at (800) 603-2869.  The compliance hotline is available toll-free, 24 hours a day, 7 days a week, and the call to the hotline may remain anonymous if preferred.
If you choose to make an anonymous report, you should preserve your own record of this report in order to demonstrate your compliance with the Code.  Your calls, notes and/or emails will be dealt with confidentially, although there may be a point where your identity may become known or have to be revealed in the course of an investigation or to take corrective action.  You have the commitment of the Company that you will be protected from retaliation from your good faith actions as more fully described in Section XV(6) below.
XIV.	Waivers of the Code of Business Conduct and Ethics
Any change in or waiver of this Code for executive officers or directors may be granted only by the Board of Directors.  Waivers for other persons subject to the Code may be granted by the Compliance Officer.  Any waivers of the Code will be disclosed by the Company as may be required by applicable law or regulation.
XV.	Miscellaneous
1.	Contractual Commitments. All leases, contracts and agreements must be in writing and approved in accordance with our internal authority matrix.
2.
Intellectual Property Rights.  Our Company depends on intellectual property, such as trade secrets, trademarks and copyrights, as well as business, marketing and expansion plans, marketing ideas, customer information and databases, records, salary information and any unpublished financial data and reports, for its continued vitality.  If our intellectual property is not protected, it can become available to other companies that have not made the significant investment that our Company has made to produce this property and thus gives away some of our competitive advantage.  All of the rules stated above with respect to confidential information apply equally to proprietary information.

Certain Covered Parties are required to sign an agreement that restricts disclosure of proprietary, trade secret and certain other information about the Company, its joint venture partners, suppliers and customers.  The policy set forth in this Code applies to all Covered Parties, without regard to whether such agreements have been signed.  It is the responsibility of every Covered Party to help protect our intellectual property by also adhering to the policies and procedures set forth in the Company’s confidential information policies.
3.
Legal Proceedings.  In order to provide the Company with the information necessary to maintain its position in the industry, each Covered Party has the affirmative obligation to notify in writing the Company’s Compliance Officer in the event of any of the following:

•	The Covered Party is named in a lawsuit as defendant, plaintiff or third-party related to Company business.
•	The Covered Party is arrested, indicted or convicted of any crime or disorderly personal offense, excluding traffic violations.
•	The Covered Party is subpoenaed to testify or produce evidence in any matter.
•	The Covered Party is the subject of an investigation or questioned by any law enforcement or regulatory agency.
•	The Covered Party is named in a complaint filed by any regulatory agency.
4.
Company Policies and Procedures.  All Covered Parties must comply with all policies and procedures of the Company and shall notify their supervisor of any known noncompliance by the Company or other Covered Parties.

5.
Employment Contracts.  No Covered Party has the authority to enter into any agreement on behalf of the Company concerning employment of any individual without the approval of the human resources department.

6.
Whistleblower Protection.  You should know that if you report in good faith what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from the Company or others.  The Company wants to encourage the reporting of wrongdoing or suspected wrongdoing and presumes that Covered Parties will act in good faith and will not make false accusations.  Any Covered Parties involved in retaliation for the reporting of wrongdoing or suspected wrongdoing will be subject to disciplinary action by the Company.  Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against Covered Parties who “blow the whistle” on U.S. securities law violations and other federal offenses.

7.
Covered Party Certification.  Certain Covered Parties of the Company will be requested to sign a certification at the time of their initial hiring and periodically thereafter, affirming a knowledge and understanding of this policy stating they have fully complied with the policy and, to the extent they have a knowledge of any violations of the policy, they have reported the same to the Compliance Officer.

8.
Disciplinary Action.  No Code can address all specific situations.  It is, therefore, each Covered Party’s responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense.  If something seems unethical or improper, it likely is.  Always remember: If you are unsure of what to do in any situation, seek guidance of the Compliance Officer before you act.

Covered Parties who violate this Code will be disciplined.  Such discipline, in appropriate cases, may include restitution, reassignment to a different department, suspension or termination of employment.  Each Covered Party has a serious obligation to adhere to this Code, including an obligation to seek clarification and prior approval of questionable acts, relationships and transactions.  All Covered Parties are expected to cooperate in internal investigations of misconduct.
XVI.	Conclusion
The preceding discussion of Company policy on business conduct and ethics is not meant to be, and in no way can be, all-inclusive.  If you have a question regarding your business conduct or ethical issues relating thereto, discuss the question either with the person to whom you report or the Compliance Officer.  No Covered Party will be retaliated against or penalized in any other way for reporting, in good faith, any violation of this Code.

Diamond S Shipping Inc.
Code of Business Conduct and Ethics
Acknowledgement Form

To: Compliance Officer,
Diamond S Shipping Inc.
Dear Compliance Officer:
This letter is to confirm that, as a Covered Party (as defined in the Code of Business Conduct and Ethics) of Diamond S Shipping Inc. or one or more of its subsidiaries (collectively, the “Company”), I acknowledge the following:
1.	I have received a copy of the Company’s Code of Business Conduct and Ethics (the “Code”).
2.	I have read the Code and understand its requirements.
3.	I will fully comply with the Code.
4.	To the extent that I obtain knowledge of any violations of the Code, I will report such violations to the Company’s Compliance Officer.

Signature

Print Name

Position/Job Title

Date